Exhibit 99

O’Sullivan Industries Reports FY05 Second Quarter Results
Cash Position Strengthens Due to New Management Initiatives

Roswell, GA, January 27, 2005. O’Sullivan Industries Holdings, Inc. (Other OTC – Senior Preferred Stock — OSULP.PK), a leading manufacturer and distributor of office, household and home organization RTA furniture, today reported net sales of $66.2 million for its second fiscal quarter ended December 31, 2004. Second quarter sales increased 1.5% over prior year. Net sales grew sequentially 5.6% over first quarter and represented the second consecutive quarter of increasing sales.

“Organizational changes and a focused strategic plan are beginning to manifest themselves in the marketplace,” stated Bob Parker, President and CEO. “Bringing together a proven, professional senior management team has provided O’Sullivan with the opportunity for a more detailed focus on our key account sales and marketing strategies,” Parker concluded.

Cash flow for the second quarter was $6.9 million as compared to a negative $1.2 million reported in the first quarter. Six months cash flow results were a positive $5.8 million. There was no outstanding balance on the revolving line of credit at the close of the second quarter. These results are due to the intense focus on cash management throughout the business.

Rick Walters, Executive Vice President and CFO, summarized, “By focusing on working capital improvements, especially on inventory efficiency and production control, we were able to generate a quarterly positive cash flow of $6.9 million while meeting all our current interest obligations. Continuing to emphasize balance sheet improvements and a company-wide focus on cash management should provide adequate funds to meet continuing cash needs and give us the financial stability for future growth.”

As expected, the focused execution on reducing working capital, especially inventory levels, resulted in an operating loss of $3.2 million for fiscal 2005‘s second quarter. This compares to an operating profit of $2.7 million in the fiscal 2004 second quarter. The main causes of the year-over-year reduction were the gross profit impact of unabsorbed manufacturing overhead due to lower factory production levels and continued high raw material costs. This gross profit impact was in-line with Company plans and reflects the successful execution of an inventory reduction of almost $10 million in the quarter.

Net loss for the second quarter of fiscal 2005 was $12.1 million, compared to a net loss of $5.4 million for the same quarter of fiscal 2004. Net loss for the first half of fiscal 2005 was $20.6 million, compared to a loss of $12.7 million for the first half of fiscal 2004. The decline was due primarily to our lower operating income.

EBITDA for fiscal 2005‘s second quarter was $0.04 million, or 0.1% of net sales, compared to EBITDA of $6.6 million, or 10.2% of net sales reported in the fiscal 2004 second quarter. This EBITDA decline is consistent with the operating income change noted above and reflects the impact of the inventory reduction focus.

EBITDA should be considered in addition to, but not as a substitute for or superior to, operating income, net income, operating cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles. EBITDA may differ in the method of calculation from similarly titled measures used by other companies EBITDA provides another measure of the operations of the business and liquidity prior to the impact of interest, taxes and depreciation. Further, EBITDA is a common method of valuing companies such as O’Sullivan

Conclusion and Outlook

“The continued focus on the execution of our plan has resulted in a much needed reduction of working capital and a positive impact on cash,” concluded Bob Parker. “We are committed to this cash management focus and believe our efforts to build a consumer-focused, marketing driven company will begin to show more favorable results by the end of fiscal ‘05 and into fiscal ‘06. However, financial performance for the balance of fiscal ‘05 will continue to be a challenge compared to the prior year results. We anticipate a reduction of net sales in the mid-single digit range and lower earnings due to the impact of high material costs, unfavorable manufacturing absorption as we reduce inventory, and a higher mix of promotionally priced products.”

Quarterly Announcement and Other Information

O’Sullivan Industries fiscal 2005 second quarter financial results and management’s review of performance call will be held on Friday, January 28, 2005. The summary call will begin at 10:00 Eastern Time and be available in two formats:

•	Online at the O'Sullivan Industries' web site at www.osullivan.com. The confirmation number is 1161940. Leave the pass code field blank; or

•	By phone at (719) 457-2645. You must reference the conference pass code 1161940.

For those unable to listen to the original broadcast, playbacks are scheduled to begin at 11:30 a.m. Eastern Time on January 28, 2005 online at O’Sullivan Industries’ website, or by calling (719) 457- 0820. Please reference the conference pass code 1161940.

Forward Looking Statements

The forward-looking statements in this release involve risks and uncertainties that are dependent upon a number of factors such as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations, and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those expressed in the forward-looking statements. Please review O’Sullivan’s 10-K and most recent 10-Q reports filed with the Securities and Exchange Commission.

For more information contact:
David Turney, Director of Investor Relations (417) 682-8325

O’Sullivan Industries Holdings, Inc.
Second Quarter Results
Consolidated Statements of Operations
(in thousands)
(unaudited)

	Three Months Ended December 31,			Six Months Ended December 31,
	2004	2003	% Change	2004	2003	% Change
Net sales	$66,186	$65,234	1.5%	$128,866	$136,698	-5.7%
Cost of sales	57,117	50,645	12.8%	108,360	107,801	0.5%

Gross profit	9,069	14,589	-37.8%	20,506	28,897	-29.0%
Percent of net sales	13.7%	22.4%		15.9%	21.1%
Selling, marketing and administrative	12,233	11,597	5.5%	23,425	22,073	6.1%
Casualty loss	-	250		-	250

Operating income (loss)	(3,164)	2,742	-215.4%	(2,919)	6,574	-144.4%
Percent of net sales	-4.8%	4.2%		-2.3%	4.8%
Interest expense, net	8,901	8,758	1.6%	17,730	16,595	6.8%
Other financing (income) expense, net	-	(616)		-	2,678

Loss before income tax provision	(12,065)	(5,400)	123.4%	(20,649)	(12,699)	62.6%
Income tax provision	-	-		-	-

Net loss	(12,065)	(5,400)	123.4%	(20,649)	(12,699)	62.6%
Dividends and accretion on preferred stock	(4,902)	(2,999)	63.5%	(9,278)	(5,998)	54.7%

Net loss attributable to common stockholders	$(16,967)	$(8,399)	102.0%	$(29,927)	$(18,697)	60.1%

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,		June 30,
Assets	2004	2003	2004
Current assets:
Cash and cash equivalents	$11,013	$11,373	$5,250
Trade receivables, net	23,216	29,324	22,579
Inventories, net	41,478	50,381	55,071
Prepaid expenses and other assets	2,702	2,371	3,229

Total current assets	78,409	93,449	86,129

Property, plant and equipment, net	56,060	65,855	61,683
Other assets	7,603	9,223	8,462
Goodwill, net	38,088	38,088	38,088

	$180,160	$206,615	$194,362

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$9,244	$10,675	$8,199
Accrued advertising	9,656	10,924	9,422
Accrued liabilities	14,305	12,325	15,237
Payable to RadioShack	-	4,655	3,658

Total current liabilities	33,205	38,579	36,516

Long-term debt	222,581	218,096	220,279
Senior preferred stock	28,731	23,998	26,258
Other liabilities	10,102	8,623	9,452
Payable to RadioShack	70,067	67,412	66,409
Stockholders' deficit	(184,526)	(150,093)	(164,552)

	$180,160	$206,615	$194,362

Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003
Net cash provided by operating activities	$7,210	$905	$6,220	$5,007
Net cash flow used for investing activities	(267)	(296)	(503)	(540)
Net cash flow provided (used) for financing activities	-	(3,570)	46	(1,071)

Net increase (decrease) in cash and cash equivalents	6,943	(2,961)	5,763	3,396
Cash and cash equivalents, beginning of period	4,070	14,334	5,250	7,977

Cash and cash equivalents, end of period	$11,013	$11,373	$11,013	$11,373

Reconciliation of Net Loss to EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003
Net loss	$(12,065)	$(5,400)	$(20,649)	$(12,699)
Income tax provision	-	-	-	-
Interest expense, net	8,901	8,758	17,730	16,595
Depreciation and amortization	3,202	3,283	6,313	6,595

EBITDA	$38	$6,641	$3,394	$10,491

EBITDA as a percent of sales	0.1%	10.2%	2.6%	7.7%

Schedule of Interest Expense
(in thousands)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003
Interest expense on senior secured notes, senior
credit facility, industrial revenue bonds and senior
subordinated notes	$6,051	$6,276	$12,086	$11,835
Interest income	(7)	(14)	(15)	(43)
Non-cash items:
Interest expense on O’Sullivan Holdings note	786	700	1,536	1,367
Interest expense on mandatorily redeemable senior preferred stock	1,236	1,033	2,473	2,065
Amortization of debt discount	410	359	802	526
Amortization of debt issuance costs	425	404	848	845

Net interest expense	$8,901	$8,758	$17,730	$16,595